Exhibit 5.1

PORTER & HEDGES, L.L.P.
ATTORNEYS AND COUNSELORS AT LAW
1000 MAIN STREET, 36TH FLOOR
HOUSTON, TEXAS 77002-6336
MAILING ADDRESS:
TELECOPIER (713) 228-1331	P.O. BOX 4744
TELEPHONE (713) 226-6000	HOUSTON, TX 77210-4744

September 29, 2005

Endeavour International Corporation

1000 Main Street, Suite 3300

Houston, Texas 77002

Re:                             Endeavour International Corporation Registration Statement on Form S-8; Endeavour International Corporation 2004 Incentive Plan, Non-Plan Restricted Stock Award Agreement and Non-Plan Stock Option Agreement

Gentlemen:

We have acted as counsel to Endeavour International Corporation, a Nevada corporation (the “Company”), in connection with the preparation for filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration of 6,800,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable or issued pursuant to the Endeavour International Corporation 2004 Incentive Plan, as amended (the “Plan”), a Non-Plan Restricted Stock Award Agreement and a Non-Plan Stock Option Agreement (collectively, the “Non-Plan Agreements”).

We have examined the Plan, the Non-Plan Agreements and such corporate records, documents, instruments and certificates of the Company, and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein.  In such examination, we have assumed without independent investigation the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to us as copies to their respective originals.  As to certain questions of fact material to this opinion, we have relied without independent investigation upon statements or certificates of public officials and officers of the Company.

Based upon such examination and review, we are of the opinion that (i) the Shares have been duly and validly authorized, (ii) such of the Shares that have been issued and delivered as of the date of this opinion are validly issued, fully paid and nonassessable outstanding shares of Common Stock, and (iii) such of the Shares that may be issued under the Plan and the Non-Plan Agreements, after the date of this opinion, will, upon issuance and delivery as contemplated by the Plan and the Non-Plan Agreements, be validly issued, fully paid and nonassessable outstanding shares of Common Stock.

This Firm consents to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that this Firm is in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Porter & Hedges, L.L.P.

PORTER & HEDGES, L.L.P.